EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
MAF Bancorp, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of MAF Bancorp, Inc., of our report dated January 25, 2001, relating to the consolidated statements of financial condition of MAF Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of MAF Bancorp, Inc.

                                       /s/ KPMG LLP


Chicago, Illinois
May 25, 2001

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